Free Writing Prospectus	Filed Pursuant to Rule 433
Filed on June 26, 2012	Registration Statement No. 333-161148

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,500,000,000 1.125% Guaranteed Global Notes due 2015

FINAL TERM SHEET

June 26, 2012

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	AA+ by Standard & Poor’s Ratings Services and Aaa by Moody’s Investors Service[1]

Principal Amount:	US$ 1,500,000,000

Pricing Date	June 26, 2012

Closing Date:	July 3, 2012

Maturity Date:	July 6, 2015

Redemption Price:	100%

Interest Rate:	1.125% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	January 6 and July 6

First Interest Payment Date:	January 6, 2013

Reoffer Spread:	76.75 bps over 0.375% US Treasury due June 15, 2015, yielding 0.404% semi-annually

Price to Public/Issue Price:	99.861%

Underwriting Commissions:	0.100%

Proceeds to OeKB:	99.761%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC (deliverable through Clearstream Luxembourg and Euroclear)

Joint Lead Managers:	BNP Paribas, Deutsche Bank AG, London Branch, Goldman Sachs International, J.P. Morgan Securities Ltd.

Co-Managers:	n.a.

Stabilization Manager:	n.a.

ISIN:	US676167BG31

CUSIP:	676167BG3

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

You can access the prospectus relating to the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/202811/000119312509210954/dsba.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas toll-free at 1-800-854-5674, by contacting Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, by contacting Goldman, Sachs & Co., 200 West St, New York, NY 10282 Attention: Prospectus Department (212-902-1171) or by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533.